EXHIBIT 99.1
Contact:
Priscilla Harlan
Vice President, Corporate Communications & Investor Relations
Molecular Insight Pharmaceuticals, Inc.
(617) 492-5554
FOR IMMEDIATE RELEASE
Molecular Insight Pharmaceuticals, Inc. Initiates Azedra™ Therapeutic Trial in
Neuroendocrine Cancer Patients
- Phase 1/2 Trial Underway To Establish Dose, Evaluate Safety And Efficacy -
Cambridge, MA, May 10, 2007 — Molecular Insight Pharmaceuticals, Inc. (NASDAQ: MIPI) announced today that it has initiated a two-stage, Phase 1/2 therapeutic clinical trial for Azedra™ (Ultratrace™ iobenguane I 131 or Ultratrace MIBG), for the treatment of malignant pheochromocytoma, a type of neuroendocrine cancer. The clinical trial is designed to determine therapeutic dosing and evaluate the safety and efficacy of Azedra, a targeted radiotherapeutic which consists of the known I-131-MIBG molecule radiolabeled using the company’s proprietary UltratraceTM technology.
The Phase 1 segment of the trial, which is expected to involve an estimated 12 to 18 patients, is a dose-ranging study designed to determine the maximum tolerated dose (MTD) of Azedra to be administered in the Phase 2 segment of the study. Molecular Insight anticipates that the dose-ranging portion of the trial will be completed in the second half of 2007, depending on when the maximum tolerated dose is identified.
The Phase 2 segment of the trial is designed to determine safety and efficacy of Azedra as a monotherapy and is planned to enroll up to 37 patients in the United States, Canada and Europe. Patients will receive an initial Azedra infusion to confirm tumor uptake and then receive therapeutic dosing based on the maximum tolerated dose determined in Phase 1. The primary endpoint of Phase 2 of the trial will be to assess objective tumor response at 9 months following treatment with Azedra, and is based on comparison to historical response rates of approximately 30% to 40% as reported in the scientific literature with respect to I 131 MIBG commercially available in Europe. Secondary endpoints will examine objective tumor response rate at 3, 6 and 12 months, biochemical response rate and validated “quality of life” measurements.
“There is an important need for new treatment options for pheochromocytoma and paraganglioma patients with malignant disease,” said Dr. Edward Coleman, Professor of Radiology and Vice-Chairman of the Department of Radiology at Duke University Medical Center and Principal Investigator for the trial. “Azedra is a targeted radiotherapeutic that demonstrated high tumor uptake in preclinical studies and favorable pharmacokinetics in a recently completed Phase 1 dosimetry trial conducted at Duke. This therapeutic trial will be the first to evaluate its potential to provide clinical benefit.” In addition to Duke, the Phase 1 portion of the study will be conducted at approximately four to six sites in the United States and Canada.
“Azedra exemplifies the commitment of Molecular Insight in striving to address a significant unmet patient need by combining an already commercialized molecule with our proprietary Ultratrace radiolabeling technology,“ said John W. Babich, President and Chief Scientific Officer of Molecular Insight. “We believe that the Ultratrace technology platform enables us to maximize the utility of radiotherapeutics by eliminating unnecessary cold contaminants, or non radioactive molecules, which provide no therapeutic benefit and may cause side effects. While I-131-MIBG containing cold contaminants is commercially available in Europe for therapeutic use, it is not approved in the United States, where it is only available through compassionate use protocols,” he added.
Pheochromocytomas, which typically affect the adrenal gland, cause excess release of the hormones epinephrine and norepinephrine, producing adverse and often severe effects on a patient’s heart rate and blood pressure. For patients with malignant disease, for whom surgery is not an option, the five-year survival rate is less than 50 percent.
“This trial is a key part of our commitment for developing targeted radiotherapeutics for life-threatening disease,” said David S. Barlow, Chairman and Chief Executive Officer of Molecular Insight. “In addition to proving the clinical potential for Azedra, it demonstrates our strategy to leverage our Ultratrace technology platform, which we are using to develop other products in our pipeline such as TrofexTM (formerly known as MIP-220), our molecular imaging pharmaceutical candidate to detect prostate cancer.”
Azedra is one of two clinical-stage oncology candidates that Molecular Insight is developing for the treatment of neuroendocrine tumors. Azedra has been designated as an Orphan Drug with Fast Track status by the U.S. Food and Drug Administration. The company is also developing Onalta™ (90Y-edotreotide), a radiolabeled somatostatin analog, initially for the treatment of pancreatic neuroendocrine and carcinoid tumors whose symptoms are not controlled by conventional somatostatin analog therapy. Molecular Insight acquired edotreotide from Novartis AG, which conducted Phase 1 and 2 clinical trials in the United States with over 300 patients.
About Molecular Insight Pharmaceuticals, Inc.
Molecular Insight Pharmaceuticals (NASDAQ: MIPI) is a biopharmaceutical company specializing in the emerging field of molecular medicine, applying innovations in the identification and targeting of disease at the molecular level to improve healthcare for patients with life-threatening diseases. The company is focused on discovering, developing and commercializing innovative and targeted radiotherapeutics and molecular imaging pharmaceuticals with initial applications in the areas of oncology and cardiology. Its lead targeted radiotherapeutic product candidates, Azedra and Onalta, are being developed for detection and treatment of cancer. The company’s lead molecular imaging pharmaceutical product candidate, Zemiva, is being developed for the diagnosis of cardiac ischemia, or insufficient blood flow to the heart. In addition, the company has a growing pipeline of product candidates resulting from application of its proprietary platform technologies to new and existing compounds. Molecular Insight Pharmaceuticals is based in Cambridge, Massachusetts and its website address is: www.molecularinsight.com.
Forward-Looking Statements
Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about Azedra™, Onalta™, Zemiva™, Trofex™ and any other statements relating to product candidates, product development programs the FDA or clinical trial process including the commencement, process or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Molecular Insight to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Molecular Insight undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.
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